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                                                                    EXHIBIT 23.2



                         Independent Auditors' Consent
                         -----------------------------



The Board of Directors
Buttrey Food and Drug Stores Company


We consent to incorporation by reference in the Registration Statement on Form S-8 of the Buttrey Food and Drug Stores Company 1996 Non-Employee Directors Stock Option Plan of our report dated April 11, 1997 relating to the consolidated balance sheets of Buttrey Food and Drug Stores Company and subsidiary as of February 1, 1997, February 3, 1996 and January 28, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the fiscal years in the three-year period ended February 1, 1997, which report appears in the February 1, 1997 annual report on Form 10-K of Buttrey Food and Drug Stores Company.

                                         KPMG Peat Marwick LLP



Billings, Montana
May 27, 1997